Exhibit 23.1

CONSENT OF UHY MANN FRANKFORT STEIN & LIPP CPAs, LLP
INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-119343, No. 333-119342, No. 333-59822 and No. 333-56891) pertaining to Boots & Coots International Well Control, Inc. (the Company) of our report dated August 15, 2006, with respect to the combined balance sheet of the Hydraulic Well Control Business of Oil States International, Inc. as of December 31, 2005, and the related combined statements of operations, stockholder’s equity, and cash flows for the year then ended included in the Company’s Current Report on Form 8-K expected to be filed with the Securities and Exchange Commission on October 3, 2006.

/s/ UHY Mann Frankfort Stein & Lipp CPAs, LLP

Houston, Texas
October 2, 2006